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                                                                     Exhibit 5.1

                                                December 22, 2000

EXACT Sciences Corporation
63 Great Road
Maynard, MA 01754

                  RE:  REGISTRATION STATEMENT ON FORM S-1 (NO. 33-48812)
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Ladies and Gentlemen:

         We are acting as counsel for EXACT Sciences Corporation, a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of up to 4,600,000 shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company pursuant to the Company's Registration Statement on Form S-1 (No. 333-48812) which has been filed with the Securities and Exchange Commission (the "Registration Statement").

         We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion, and based thereupon we are of the opinion that the Shares, when issued and paid for in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospects under the caption "Legal Matters."


                                Very truly yours,

                                /s/ Testa, Hurwitz & Thibeault, LLP


                                TESTA, HURWITZ & THIBEAULT, LLP